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                                                                     Exhibit 3.5

                            CERTIFICATE OF AMENDMENT
                                     TO THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                     NORTH AMERICAN TECHNOLOGIES GROUP, INC.

     The undersigned, desiring to amend the Certificate of Incorporation of North American Technologies, Inc., a Delaware corporation (the "Corporation"), pursuant to Section 242 of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

     The Board of Directors of the Corporation, at a meeting duly noticed and conducted on November 5, 2001, and the stockholders of the Corporation, at a special meeting conducted on December 27, 2001, have approved the following amendment to the Certificate of Incorporation:

     FIRST: The first paragraph of Article IV shall be amended to provide that the total number of all classes of capital stock which the Corporation shall have authority to issue is seventy-five million (75,000,000) shares of common stock, par value $.001 per share, and twenty million (20,000,000) shares of preferred stock, par value $.001 per share (the "Preferred Stock").

     SECOND: That the aforesaid amendments have been duly adopted in accordance with Section 242 of the Delaware General Corporation Law.

     THIRD:  That this amendment shall become effective when filed.

   IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Henry W. Sullivan, its President and Chief Executive Officer, this 27th day of December, 2001.

                                          NORTH AMERICAN TECHNOLOGIES
                                          GROUP, INC.

                                          By: /s/ Henry W. Sullivan
                                              --------------------
                                              Henry W. Sullivan, President & CEO